Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. (the “Company”) and the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) dated November 24, 2015 appearing in the Annual Report on Form 10-K of the Company for the year ended October 2, 2015.

/s/ Deloitte & Touche LLP

Boston, MA

February 19, 2016